Exhibit 12.1

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of dollars, except ratios)

	Year Ended September 30,
	2001	2002	2003	2004	2005
Earnings:
Earnings before income taxes, minority interests and income (loss) from equity investee	$53,394	$56,413	$74,339	$92,853	$63,792
Distributed income of equity investee	—	—	—	—	1,125
Interest expense	82,037	88,484	86,989	83,109	80,263
Amortization of debt discount and expense	2,049	2,633	3,465	3,326	2,405
Amortization of debt premium	(3,690)	(3,278)	(3,259)	(3,260)	(2,768)
Estimated interest component of rental expense	10,903	13,991	14,393	15,204	16,567

	$144,693	$158,243	$175,927	$191,232	$161,384

Fixed Charges:
Interest expense	$82,037	$88,484	$86,989	$83,109	$80,263
Amortization of debt discount and expense	2,049	2,633	3,465	3,326	2,405
Amortization of debt premium	(3,690)	(3,278)	(3,259)	(3,260)	(2,768)
Estimated interest component of rental expense	10,903	13,991	14,393	15,204	16,567

	$91,299	$101,830	$101,588	$98,379	$96,467

Ratio of earnings to fixed charges	1.58	1.55	1.73	1.94	1.67